                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]
[ ]  Check the appropriate box:
[ ]  Preliminary proxy statement.
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement.
[ ]  Definitive additional materials.
[ ]  Soliciting material pursuant to Rule 14a-12.


                                Net2Phone, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
           --------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:
           --------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           --------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:
           --------------------------------------------------------------------

     5)   Total fee paid:
           --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
           --------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement no.:
           --------------------------------------------------------------------

     3)   Filing Party:
           --------------------------------------------------------------------

     4)   Date Filed:
           --------------------------------------------------------------------

                                [NET2PHONE LOGO]




                                                              November 18, 2002


Dear Stockholder:

   It is my pleasure to invite you to the 2002 Annual Meeting of Stockholders of Net2Phone, Inc. The meeting will be held at our headquarters at 520 Broad Street, Newark, New Jersey 07102 on the 19th day of December, 2002, at 9:00 a.m. local time.

   The formal notice of the meeting follows on the next page. In addition to the two items of business, we will also discuss Net2Phone's performance during fiscal 2002. Enclosed with this proxy statement are your proxy or voting card and our 2002 Annual Report to Stockholders.

   Your vote is important. Even if you plan to attend the meeting, please vote your shares by completing and returning the enclosed proxy or voting card in the accompanying envelope. If you attend the meeting and prefer to vote in person, you may do so.

   On behalf of the Board of Directors and management of Net2Phone, I would like to thank you for your continuing support and we look forward to seeing you on December 19, 2002. Refreshments will be served after the meeting, when members of the Board of Directors and management hope to visit with you.



                                   Sincerely,




                                   /s/ Howard S.Jonas
                                   --------------------------------------
                                   Howard S. Jonas
                                   Chairman of the Board

                                 NET2PHONE, INC.

                            ------------------------
                                  NOTICE OF THE
                       2002 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------



To Our Stockholders:

   The Annual Meeting of Stockholders of Net2Phone, Inc. will be held at our headquarters at 520 Broad Street, Newark, New Jersey 07102, on December 19, 2002, beginning at 9:00 a.m. local time. At the meeting, stockholders will act on the following matters:

   o election of five Class III directors for a term of three years;

   o ratification of appointment of Ernst & Young LLP as our independent accountants; and

   o any other matters that properly come before the meeting or any postponement or adjournment thereof.

   Only stockholders of record at the close of business on November 5, 2002 are entitled to receive notice of and to attend and vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our 2002
Annual Report to Stockholders, which includes certified financial statements, and our Proxy Statement.

-------------------------------------------------------------------------------
    Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions for the meeting as soon as possible.
    You may submit your proxy or voting instructions by completing, signing, dating and mailing the enclosed proxy card or voting instruction card in the envelope provided, or in many cases by telephone or over the Internet.
-------------------------------------------------------------------------------



                                   By Order of the Board of Directors,






                                   /s/ Glenn J. Williams
                                   --------------------------------------------
                                   Glenn J. Williams
                                   Secretary and Executive Vice President of
                                   Legal and Business Affairs

November 18, 2002
Newark, New Jersey

                               TABLE OF CONTENTS

ABOUT THE MEETING ........................................................    1
What is the purpose of the annual meeting? ...............................    1
What are the voting recommendations of the Board of Directors? ...........    1
Who is entitled to vote at the meeting? ..................................    1
Who can attend the meeting? ..............................................    1
What constitutes a quorum? ...............................................    2
How do I vote? ...........................................................    2
What if I vote and then change my mind? ..................................    2
What vote is required to approve each item? ..............................    2
How are we soliciting this proxy? ........................................    3
How do I obtain electronic access to our proxy materials and annual
  report?.................................................................    3
What is "householding", and how do I take advantage of householding for
  future deliveries?......................................................    3
BOARD OF DIRECTORS .......................................................    5

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS ...................    10

EXECUTIVE COMPENSATION ...................................................    11

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
  DIRECTORS AND MANAGEMENT................................................    22

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ..................    25

CERTAIN TRANSACTIONS AND RELATIONSHIPS ...................................    26

STOCKHOLDER PROPOSALS AND NOMINATIONS ....................................    29

OTHER MATTERS ............................................................    29

APPENDIX A - Net2Phone, Inc. Audit Committee Charter .....................   A-1

                                NET2PHONE, INC.
                                520 Broad Street
                            Newark, New Jersey 07102

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

   This proxy statement contains information related to our 2002 Annual Meeting of Stockholders to be held on December 19, 2002 at 9:00 a.m. local time, at our headquarters at 520 Broad Street, Newark, New Jersey 07102, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Net2Phone's Board of Directors. The proxy materials relating to the annual meeting are first being mailed on or about November 20, 2002 to stockholders entitled to vote at the meeting.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice. In addition, our management will report on the performance of Net2Phone during fiscal 2002 and respond to appropriate questions from stockholders.

What are the voting recommendations of the Board of Directors?

   The Board recommends that you vote your shares:

   o FOR each of the directors standing for election (see page 5).

   o FOR ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants (see page 10).

Who is entitled to vote at the meeting?

   Only stockholders of record at the close of business on the record date, November 5, 2002, are entitled to receive notice of the annual meeting and to vote the shares of capital stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law:

   o holders of our Class A common stock are entitled to two votes per share and holders of our common stock are entitled to one vote per share on each matter to be voted upon at this annual meeting; and

   o holders of our Class A common stock and holders of our common stock will vote together as a single class on all matters to be voted upon at this annual meeting.

   As of the record date, 28,986,750 shares of our Class A common stock and 30,539,167 of our common stock were outstanding, representing 65% and 35%, respectively, of our voting power.

Who can attend the meeting?

   All stockholders, including joint holders, as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:30 a.m. local time. All stockholders and their proxies should be prepared to present photo identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

   Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your proxy card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of our voting power on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and "broker non-votes" (discussed below) will be included in the calculation of the number of shares considered to be present at the meeting. Shares held by Net2Phone in its treasury do not count toward establishing a quorum.

How do I vote?

   If the shares are held in your name, you can vote on matters to come before the meeting in two ways:

   o by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

   o by written ballot at the meeting.

   Stockholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. Beneficial holders of our common stock should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

   Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, and with respect to any other matter that properly comes before the meeting, the individuals named on the proxy card will vote your shares for each of the directors standing for election and for the ratification of the appointment of Ernst & Young LLP. We are not aware of any other matters to be presented at the meeting; however, the individuals named in the proxy card will vote your shares as recommended by the Board, or if no recommendation is given, in their own discretion with respect to any other matter that properly comes before the meeting.

What if I vote and then change my mind?

   If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

   o filing with the Secretary of Net2Phone a notice of revocation;

   o sending in another duly executed proxy bearing a later date; or

   o attending the meeting and casting your vote in person.

   If your shares are held in "street name", you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

   Election of Directors. The five nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The withholding of authority by a stockholder, including "broker non-votes" (discussed below), will have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

   Other Proposals. For each other proposal, including the ratification of the appointment of Ernst & Young LLP, the affirmative vote of the holders of a majority of the voting interest of our stockholders represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   Effect of Broker Non-Votes. If you do not provide your broker or other nominee with instructions on how to vote your "street name" shares, your broker or nominee may not be permitted to vote them. You should therefore be sure to provide your broker or nominee with instructions on how to vote your shares.

   If you do not give voting instructions to your broker or nominee, you will, in effect, be voting against the ratification of the appointment of Ernst & Young LLP, unless you obtain a signed proxy from the record holder giving you the right to vote and appear in person at the annual meeting and vote in favor of the proposal. As discussed above, a "broker non-vote" will have no effect on the outcome of the election of directors.

How are we soliciting this proxy?

   We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated therewith. Some of the officers and other employees of Net2Phone also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

How do I obtain electronic access to our proxy materials and annual report?

   You can elect to view our future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save us the cost of printing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you. Please follow the instructions on your proxy card or voting instruction card to begin to receive these documents electronically next year.

   Please note the following points about electronic access of future annual meeting materials:

   o Choosing online access of future annual meeting materials is voluntary.

   o Accessing your Net2Phone annual meeting materials online requires that you have access to the Internet, which may result in charges to you from your Internet service provider and/or companies.

   o If you elect to access future annual reports and proxy statements on the Internet, you will still receive a paper copy of the notice of annual meeting of stockholders and a proxy or voting instruction card in the mail to vote your shares. The proxy or voting instruction card will contain the Internet address for viewing the annual report and proxy statement, and instructions for electronic voting (if available).

   o Your consent will be effective for accessing all future Net2Phone annual reports, notices of annual meeting and proxy statements, and will continue in effect unless it is revoked by you.

   o You may revoke your election if you change your mind by writing to Investor Relations, Net2Phone, Inc., 520 Broad Street, Newark, NJ 07102. If you hold your shares in "street name", however, you must follow the instructions on your voting instruction card. Also, even if you elect to view our annual meeting materials online, you will still be able to request printed copies of the annual report and proxy statement.

   o If you do not sign up for this service, you will continue receiving paper copies of these documents by U.S. mail.

   o Whether you register for Internet access or continue to receive paper copies of the annual report and proxy statement, you will be able to choose how you want to vote your shares.

What is "householding," and how do I take advantage of householding for future deliveries?

   The Securities and Exchange Commission has adopted a rule regarding the delivery of disclosure documents to households. The rule allows us to send out a single set of any annual report, information statement, proxy statement, prospectus and other disclosure document to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This rule benefits both you and Net2Phone, as it reduces the volume of duplicate information received by your household and helps us reduce expenses by saving on printing and postage expenses. Each stockholder will continue to receive a separate proxy card or voting instruction card.

   If you are a stockholder of record and you choose not to have a single set of disclosure documents sent to your address as described above, you must "opt-out" by marking the designated box on the enclosed proxy card or calling us at the below listed number. If you would like to receive your own set of our disclosure documents in future years, you may "opt out" of householding at that time by writing to Investor Relations, Net2Phone, Inc., 520 Broad St., Newark, NJ 07102 or call them at 973-438-3200. If we do not receive instructions from you to send multiple copies to your household, you will continue to receive a single set of disclosure documents until we notify you otherwise.

   If your shares are held in "street name", information regarding householding of disclosure documents should be forwarded to you by your broker or nominee.

                               BOARD OF DIRECTORS


   This section gives biographical information about our directors and describes their membership on Board committees, their attendance at meetings and their compensation.

What is the makeup of the Board of Directors?

   Our Amended and Restated Certificate of Incorporation requires that we have at least five directors but no more than thirteen. The number of directors is set by the Board and is currently thirteen. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year.

Are there any arrangements pursuant to which directors are to be selected?

   Yes. In October 2001, AT&T Corp., IDT Corporation and Liberty Media Corporation formed NTOP Holdings, L.L.C., a Delaware limited liability company, which through a series of transactions among AT&T, IDT and Liberty Media now holds 65 percent of the aggregate voting power of our capital stock. IDT controls the right to vote the shares of Class A common stock held by the LLC in most matters. As a result, the LLC has the power to nominate and elect the members of our board of directors when such members become eligible for re-election, so long as at least five members are not affiliated with us, IDT or AT&T as required by our bylaws.

Are there any directors who are not standing for re-election?

   Gary E. Rieschel resigned from the Board effective March 2002. Stephen Goldsmith was elected in July 2002 to fill this vacancy.

     Election of Directors (Item No. 1 on Proxy or Voting Instruction Card)
                    For Term Expiring at 2005 Annual Meeting
                                   Class III

   There are five Class III directors whose terms expire at the annual meeting. Each nominee listed below will be elected to serve until the 2005 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever first occurs.

   Each of the nominees has consented to serve a three-year term. If any of them should decline or become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the number of directors accordingly. The persons named in the accompanying proxy card will vote for any substitute nominee designated by the Board.

   Nominees standing for election are:

James A. Courter, 61                                    Director since May 1999

   James A. Courter is the Chief Executive Officer and Vice Chairman of the Board of IDT Corporation. Mr. Courter joined IDT Corporation in October 1996 and served as President of IDT Corporation from October 1996 until the August 2001. Mr. Courter has also been a director of the IDT Corporation since March 1996 and has been Vice Chairman of the Board of Directors of IDT Corporation since March 1999. In addition, as of August 2001, Mr. Courter has served as a director of IDT Telecom, Inc. and as the treasurer and a director of IDT Ventures, Inc. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter serves as Chairman of the Lexington Institute and Chairman of the Board of Advisors for the Graduate School of Management at Rutgers. He is also a director of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Daniel H. Schulman, 44                            Director since September 1999

   Daniel H. Schulman has been the President of Virgin Mobile U.S.A. since September 2001. He was the President, Chief Operating Officer and a director of priceline.com from July 1999 until May 2001. From December 1998 to July 1999, Mr. Schulman was President of the Consumer Markets Division of AT&T Corp. and was appointed to the AT&T Operations Group, the company's governing executive panel. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNet Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division, and from May 1994 to November 1995, Mr. Schulman was Small Business Marketing Vice President of the AT&T Business Markets Division. Mr. Schulman also serves as director of Symatec, a provider of network security solutions, and iVillage, Inc., a leading women's media company, both Nasdaq listed companies. He also serves on the boards of several charitable organizations, including Teach for America.

Jesse P. King, 47                       Director from July 1999 to December 2000
                                        and since October 2001

   Jesse P. King currently serves as Vice President and Chief Operating Officer for the Daniels Fund. Prior to working for the Daniels Fund, Mr. King served as the Operations Manager for Rockefeller Foundation's Next Generation Leadership Program and The Philanthropy Workshop. Preceding his five years with the Rockefeller Foundation, Mr. King worked as the Senior Program
Director for the Colorado Outward Bound School. Additionally, Mr. King worked as a Project Director and Consultant for The Children's Defense Fund and the Black Community Crusade for Children. Mr. King is active in connection with local educational issues and serves on the board of the non-profit Conflict Center.

Michael J. Weiss, M.D., Ph.D., 51                  Director since November 2001

   Dr. Michael J. Weiss has been on staff as an ophthalmologist with the Edward
S. Harkness Eye Institute since 1985 and has served as a Director of Uveitis Service since July 1987. Dr. Weiss is an Associate Clinical Professor of Ophthalmology at Columbia College of Physicians and Surgeons and was Board Certified in Ophthalmology in June 1987. Dr. Weiss was recognized as one of the best doctors in New York by New York Magazine in 1996, 1998, 1999 and 2000 and one of the best doctors in New York Metro area by Castle Connolly Medical LTD for the years 1997 through 2001. Dr. Weiss continues to teach numerous courses and seminars concerning ophthalmology and is also currently serving as principal investigator in a study of patients with idiopathic uveitis.

Stephen Goldsmith, 55                                  Director since July 2002

   Mr. Goldsmith was the Mayor of Indianapolis, Indiana from 1992 to 1999, and has been a Professor of Public Management at Harvard University since 2001. Mr. Goldsmith has been a Senior Vice President with Affiliated Computer Services, a business process outsourcing company since 2001, and was a partner in the law firm of Baker & Daniels from 2000 to 2001. Mr. Goldsmith serves on the board of directors of two other publicly traded companies, The Finish Line, Inc., a specialty retailer of athletic and other footwear, apparel and accessories, and Steak and Shake Company, a full service, casual dining restaurant chain. He also serves on the board of two charitable organizations, the Fannie Mae Foundation and as Chairman of the Corporation for National and Community Service.

-------------------------------------------------------------------------------
 The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.
-------------------------------------------------------------------------------

                              Continuing Directors
                    For Term Expiring at 2003 Annual Meeting
                                    Class I

Howard S. Jonas, 46                                 Director since October 2001

   Howard S. Jonas is our Chairman of the Board. Mr. Jonas founded IDT Corporation in August 1990 and has served as Chairman of the Board and Treasurer since its inception. Mr. Jonas serves as the Chairman of the Board of Directors of IDT Telecom, Inc. and IDT Ventures, Inc. Mr. Jonas is also the founder and has been President of Jonas Publishing Corp., a publisher of trade directories, since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University. Howard Jonas is the brother of director Joyce Mason.

Stephen M. Greenberg, 57                               Director since June 2000

   Stephen M. Greenberg is our Chief Executive Officer and Vice Chairman of the Board of Directors. Mr. Greenberg joined Net2Phone in August 2000 as Chairman of the Office of the President. Prior to joining Net2Phone, Mr. Greenberg was a founder and Senior Partner of Stern & Greenberg, a New Jersey law firm. From 1969 to 1971, Mr. Greenberg served as Executive Assistant to the United States Attorney for the District of New Jersey. Mr. Greenberg practiced law for over 32 years and has received many honors including one for Outstanding Personal Achievement from the New Jersey Bar Association. Mr. Greenberg is also the Commissioner of the New Jersey Public Broadcasting Authority and a Member of the New Jersey Israel Commission.

James R. Mellor, 72                                    Director since June 1999

   James Mellor served as a director of IDT Corporation between August 1997 and June 1999. Since 1998, Mr. Mellor has been Chairman of USEC Inc., a global energy company. From 1981 until 1997, Mr. Mellor worked for General Dynamics Corporation, a developer of nuclear submarines, surface combat ships and combat systems. From 1994 until 1997, Mr. Mellor served as Chairman and Chief Executive Officer of General Dynamics, and from 1993 to 1994, he served as President and Chief Operating Officer of General Dynamics. Before joining General Dynamics, Mr. Mellor served as President and Chief Operating Officer of AM International, Inc., now Multigraphics, Inc. Before that time, Mr. Mellor spent 18 years with Litton Industries in a variety of engineering and management positions, including Executive Vice President in charge of Litton's Defense Group.

Anthony G. Werner, 46                                  Director since June 2000

   Anthony G. Werner has been the Senior Vice President and Chief Technology Officer of Liberty Media Corporation since August 2001. He served as Executive Vice President of Strategic Technology for Qwest Communications from May 2001 to August 2001, and was President and Chief Executive Officer of Aurora Networks from October 2000 to May 2001. From March 1999 to October 2000,
Mr. Werner was Chief Technology Officer and Executive Vice President-- Engineering and Technical Operations for AT&T Broadband. From 1994 to 1999, Mr. Werner held various positions at Tele-Communications, Inc., including Chief Technology Officer and Executive Vice President. Mr. Werner currently serves as Chairman of CableLab's Enhanced Services Deployment Working Group and Chairman of CableLab's Cable Integrated Network Architecture Team.
Mr. Werner has been listed by CableFax since 1998 as one of Cable's 100 most influential people and he was the year 2000 recipient of the National Cable Television Association Vanguard Award for Science and Technology. He currently serves as a director of three other public companies, Diversinet Corp., a developer of advanced security infrastructure solutions for wired and wireless terminals, Dycom Industries, Inc., a provider of specialty contracting services, including engineering, construction, and maintenance services to telecommunications providers, and OpenTV, Inc. an interactive television company.

                              Continuing Directors
                    For Term Expiring at 2004 Annual Meeting
                                    Class II

Joyce J. Mason, 42                                  Director since October 2001

   Joyce J. Mason has served as IDT Corporation's Senior Vice President since December 1998 and as General Counsel, Secretary and a director of IDT Corporation since its inception. Prior to joining IDT Corporation, Ms. Mason had been in private legal practice since August 1990. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School. Joyce Mason is the sister of director Howard Jonas.

Michael Fischberger, 33                           Director since September 1999

   Michael Fischberger has served as a director and Chief Operating Officer of IDT Corporation since June 2001. From January 2000 through June 2001,
Mr. Fischberger was Executive Vice President of Operations for IDT. Prior to January 2000, he served as Senior Vice President of Domestic Telecommunications and Internet Service at IDT since 1993. Prior to July 1999, Mr. Fischberger managed Net2Phone's Phone2Phone sales, customer service and anti-fraud departments.

Harry C. McPherson, Jr., 73                         Director since October 1999

   Harry C. McPherson, Jr. has been a partner in the law firm of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered since 1969. Mr. McPherson has been the President of the Economic Club of Washington since 1992. In 1993, Mr. McPherson was a member of the Defense Base Closure and Realignment Commission. From 1988 to 1992, Mr. McPherson was the Vice Chairman of the United States International Cultural and Trade Center Commission. From 1983 to 1988, Mr. McPherson was President of the Federal City Council, Washington, D.C. In 1979, Mr. McPherson was a member of the President's Commission on the Accident at Three Mile Island. From 1965 to 1969, Mr. McPherson was Counsel and then Special Counsel to the President of the United States. From 1964 to 1965, Mr. McPherson was Assistant Secretary of State for Educational and Cultural Affairs. From 1963 to 1964, Mr. McPherson was Deputy Under Secretary of the Army for International Affairs.

Stephen R. Brown, 46                                Director since October 2001

   Stephen R. Brown has served as IDT Corporation's Chief Financial Officer since May 1995 and has been a director of IDT since February 2000. From 1985 to May 1995, Mr. Brown operated his own public accounting practice servicing medium-sized corporations as well as high net worth individuals. Mr. Brown received a B.A. in Economics from Yeshiva University and a B.B.A. in Business and Accounting from Baruch College.

How are non-employee directors compensated?

   Directors do not receive any fees for service on our Board, but are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting and are eligible to participate in our 1999 Amended and Restated Stock Option and Incentive Plan. Each newly elected non-employee director receives an option to purchase 10,000 shares of our common stock at the time he or she joins the Board. Also under the plan, each non-employee director who continues to serve in such capacity is automatically granted an option to purchase 10,000 shares of our common stock on each anniversary date of the director's initial election to the Board. These options are granted at the fair market value of our common stock on the date of grant and are immediately exercisable. Messrs. Schulman, Werner, McPherson, Mellor and Ms. Mason participated in our stock option repricing program, exchanging an aggregate of 125,933 options to purchase our common stock for replacement options with a strike price of $3.50 per share.

Are employees of Net2Phone paid additional compensation for service as a director?

   No. We do, however, reimburse them for travel and other related expenses. See "Employment, Severance and Change of Control Agreements" below for a description of the compensation arrangements with certain current and former directors.

How often did the Board meet during fiscal 2002?

   The Board of Directors met nine times during fiscal 2002. All members of the board attended more than 75% of the meetings of the Board and the committees on which they serve.

What committees has the Board established?

   The Board of Directors has two active, standing committees, the Compensation and Audit Committees. The Audit Committee is comprised of three independent directors, as defined by the National Association of Securities Dealers listing standards, and operates under a written charter approved by the Board of Directors. A copy of the charter, as amended by the Audit Committee and the Board on October 28, 2002, is attached to this Proxy Statement as Appendix A. The function of nominating directors is carried out by the entire Board of Directors, and, therefore, we do not maintain a standing nominating committee or other committee performing similar functions at this time. The Board may establish special purpose, non-standing committees from time to time. Our Bylaws, however, provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see page 28 under "Stockholder Proposals and Nominations."

                                                                Compensation      Audit
         Name                                                     Committee     Committee
          ----                                                    ---------     ---------
         James R. Mellor ....................................         x             x
         Jesse King .........................................         x
         Harry C. McPherson, Jr. ............................                       x
         Dr. Michael J. Weiss ...............................         x             x


Compensation Committee                           7 meetings in fiscal year 2002

   o reviews and approves compensation of executive officers, including payment of salaries, bonuses and incentive compensation;

   o determines our compensation policies and programs; and

   o administers our 1999 Amended and Restated Stock Option and Incentive
     Plan.

Audit Committee                                  6 meetings in fiscal year 2002

   o oversees the retention, performance and compensation of independent accountants;

   o oversees the audit and non-audit activities of the independent accountants of Net2Phone;

   o meets separately and privately with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received;

   o receives and accepts the report of independent auditors; and

   o has such other duties and responsibilities set forth in its written charter attached hereto as Appendix A.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                (Item No. 2 on Proxy or Voting Instruction Card)

   The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as Net2Phone's independent accountants for the fiscal year ending July 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the annual meeting.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young LLP as Net2Phone's independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such an appointment would be in the best interests of Net2Phone and its stockholders.

   The following fees were billed to us by Ernst & Young LLP during fiscal
2002:

        Audit Fees ........................................................   $  725,400
        Financial Information Systems
        Design and Implementation Fees ....................................   $      -0-
        All Other Fees (includes fees for audits of subsidiaries, tax consulting services, assistance with SEC filings and consultation
          on accounting standards and proposed transactions)...............   $  353,200
                                                                              ----------
           TOTAL ..........................................................   $1,078,600
                                                                              ==========


   The Audit Committee determined that Ernst & Young LLP's provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

-------------------------------------------------------------------------------
 The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants for fiscal year 2003.
-------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION


   This section contains information on compensation earned by our Chief Executive Officer and by our other most highly paid executive officers required to be disclosed in this section. It also contains the Report of the Compensation Committee explaining the compensation philosophy for our Chief Executive Officer and our most highly paid officers.

                           Summary Compensation Table

   The following table sets forth information relating to the compensation paid in fiscal 2002, 2001 and 2000 to our Chief Executive Officer and the other executive officers who earned the most cash compensation for services rendered on our behalf (collectively, the "Named Executives").


                                                                                               Long-Term
                                                                                              Compensation
                                                                      Annual            ------------------------
                                                                   Compensation                  Awards
                                                              ----------------------    ------------------------
                                                                                       Restricted     Securities     All Other
                                                    Fiscal                                Stock       Underlying    Compensation
Name and Principal Position                          Year    Salary ($)    Bonus ($)   Awards ($)    Options (#)       ($)(1)
---------------------------                          ----    ----------    ---------   ----------    -----------       ------
Stephen M. Greenberg (2)                             2002      304,186           --           --      1,075,000(4)         --
 Chief Executive Officer                             2001      294,241           --      393,750(3)     240,000            --
                                                     2000           --           --           --        535,000            --
Jeffrey Skelton                                      2002      250,358       52,000(5)        --        318,400(6)      3,785(7)
 Chief Technology Officer                            2001      179,077        6,000           --        190,000         6,295(7)
                                                     2000      119,808           --           --         10,000           577(7)
Bruce Shoulson (8)                                   2002      252,340       31,250           --        275,000(9)      7,605(7)
 General Counsel and President                       2001      106,129           --           --        150,000         1,553(7)
 of Broadband Division

Dominick Tolli                                       2002      197,901       50,000           --        450,000(10)     6,119(7)
 President, Business Operations                      2001      177,940           --           --         90,000         8,394(7)
                                                     2000       97,596       30,000           --         60,000            --

Glenn Williams (11)                                  2002      181,995       38,813           --        145,750(12)     5,288(7)
 Executive Vice President of                         2001      168,287       26,000           --         50,000        10,117(7)
 Legal and Business Affairs                          2000       83,760           --           --             --            --
 and Secretary

Howard S. Balter (13)                                2002      118,036           --           --        723,500            --
 Chief Executive Officer                             2001      301,307           --           --        500,000            --
   (resigned 10/23/01)                               2000      258,521           --           --             --             -

Ilan Slasky (14)                                     2002      259,011       50,000           --        300,000         6,901(7)
 Chief Financial Officer                             2001      226,305      100,000           --        200,000         3,849(7)
   (resigned 4/30/02)                                2000      207,408           --           --             --         2,100(7)

---------------
(1) With respect to loans and related transactions with the Named Executives, please see "Certain Transactions and Relationships" below.
(2) Mr. Greenberg started his employment with us in July 2000 and received no cash compensation in fiscal 2000. He became Chief Executive Officer in October 2001.
(3) Mr. Greenberg was granted 50,000 shares of restricted stock pursuant to his employment agreement with us on January 2, 2001, all of which were fully vested as of the date of grant. The closing price of our common stock on January 2, 2001, as reported on the NASDAQ National Market, was $7.875 per share. If we ever pay a dividend on our common stock to our stockholders, Mr. Greenberg would receive an equivalent dividend on his restricted stock.

(4) Represents an option to purchase 300,000 shares of our common stock granted in fiscal 2002 and a replacement option to purchase 775,000 shares of our common stock granted as part of our stock option exchange program.
(5) Represents an annual bonus of $50,000 and patent award bonuses totaling $2,000.
(6) Represents an option to purchase 100,000 shares of our common stock in fiscal 2002 and a replacement option to purchase 218,400 shares of our common stock granted as part of our stock option exchange program.
(7)  Represents company matching contributions to 401(k) plan.
(8)  Mr. Shoulson started his employment with us in February 2001.
(9) Represents an option to purchase 125,000 shares of our common stock granted in fiscal 2002 and a replacement option to purchase 150,000 shares of our common stock granted as part of our stock option exchange program.
(10) Represents an option to purchase 300,000 shares of our common stock granted in fiscal 2002 and a replacement option to purchase 150,000 shares of our common stock granted as part of our stock option exchange program.
(11) Mr. Williams started his employment with us in October 1999.
(12) Represents an option to purchase 60,000 shares of our common stock granted in fiscal 2002 and a replacement option to purchase 85,750 shares of our common stock granted as part of our stock option exchange program.
(13) Mr. Balter resigned as our Chief Executive Officer and as an employee of the company as of October 23, 2001. Howard S. Jonas was appointed our acting CEO upon Mr. Balter's resignation until October 30, 2001 when Stephen M. Greenberg was appointed our CEO. Mr. Jonas did not receive any compensation or stock options for these seven days of service.
(14) Mr. Slasky resigned as our Chief Financial Officer and as an employee of the company on April 30, 2002.

                       Options Grants During Fiscal 2002

   The following table sets forth certain information with respect to stock options granted to the Named Executives during fiscal 2002.


                                                                                                        Potential Realizable
                                                                                                              Value at
                                                         Percent of                                     Assumed Annual Rates
                                                            Total                                             of Stock
                                           Number of       Options                                       Price Appreciation
                                          Securities     Granted to                                             from
                                          Underlying    Employees in                                      Option Term ($)
                                            Options        Fiscal       Exercise Price   Expiration     ---------------------
                 Name                     Granted (#)     2002 (%)          ($/sh)          Date           5%          10%
--------------------------------------    -----------   ------------    --------------   ----------    ---------    ---------
Stephen Greenberg.....................      300,000(1)      3.48%           $5.08          3/20/12       958,435    2,428,864
                                             10,000(2)      0.12%           $3.50          3/29/10        43,423       77,727
                                            525,000(2)      6.09%           $3.50          7/30/10     2,360,828    4,310,645
                                            100,000(2)      1.16%           $3.50          2/22/11       469,430      878,234
                                            140,000(2)      1.62%           $3.50         12/21/10       651,618    1,213,217

Jeffrey Skelton.......................      100,000(3)      1.16%           $5.08          3/20/12       319,478      809,621
                                            125,000(2)      1.45%           $3.50           8/7/10       562,102    1,026,344
                                             25,000(2)      0.29%           $3.50         10/29/10       114,381      210,903
                                             10,000(2)      0.11%           $3.50          5/23/10        44,192       79,896
                                             18,400(2)      0.22%           $3.50          7/27/09        75,734      131,489
                                             40,000(2)      0.46%           $3.50         12/21/10       186,177      346,633

Bruce Shoulson........................       50,000(3)      0.59%           $5.08          3/20/12       159,739      404,811
                                            150,000(2)      1.74%           $3.50           1/7/11       698,163    1,299,875
                                             75,000(4)      0.87%           $3.66          7/23/12       172,632      437,483

Dominick Tolli........................      300,000(5)      3.48%           $5.08          3/20/12       958,436    2,428,864
                                             50,000(2)      0.58%           $3.50         10/29/10       228,761      421,806
                                             15,000(2)      0.17%           $3.50          5/23/10        66,287      119,845
                                             45,000(2)      0.53%           $3.50           2/1/10       193,684      344,959
                                             40,000(2)      0.46%           $3.50         12/21/10       186,176      346,633

Glenn Williams........................       10,000(6)      0.12%           $5.25          1/14/12        33,017       83,672
                                             50,000(3)      0.59%           $5.08          3/20/12       159,739      404,811
                                             40,000(2)      0.47%           $3.50           8/7/10       179,872      328,430
                                             35,750(2)      0.41%           $3.50          7/27/09       147,148      255,474
                                             10,000(2)      0.12%           $3.50         12/21/10        46,544       86,658

Howard S. Balter......................      723,500(7)      8.39%           $0.01          1/21/12     5,885,291    9,375,628

Ilan Slasky...........................       28,030(7)      0.33%           $0.01          1/30/12       237,141      377,773
                                             71,970(7)      0.84%           $0.01          5/16/09       533,643      749,729
                                            200,000(7)      2.32%           $0.01           8/7/10     1,572,499    2,336,144

---------------
(1) These options vest as follows: 33.3% on 3/21/03 and the balance will vest monthly in equal amounts for 24 months thereafter.
(2) Options granted as part of our stock option exchange program described below. These options maintain the same vesting schedule as the original option grants.
(3) These options vest as follows: 25% on 7/31/02, 25% on 1/31/03, 25% on 7/31/03 and 25% on 1/31/04.
(4) These options vest as follows: 25% on 1/24/03, 25% on 7/24/03, 25% on 1/24/04 and 25% on 7/24/04.
(5)  These options vest as follows:  16.66% on 7/31/02, 16.66% on 1/31/03,
     16.67% on 7/31/03, 16.67% on 1/31/04, 16.67% on 7/31/04 and 16.67% on
     1/31/05.
(6) These options vest 25% annually on the anniversary date of the grant, which was 1/15/02.
(7)  These options were fully vested on date of grant.

                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

   The following table describes the value of options exercised in fiscal 2002 and the value of unexercised options held by the Named Executives as of July 31, 2002.


                                               Number of                        Number of Securities       Value of Unexercised In-
                                                 Shares                        Underlying Unexercised        the-Money Options at
                                              Acquired on        Value       Options at Fiscal Year-End     Fiscal Year-End ($)(1)
                    Name                        Exercise     Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
 ------------------------------------------   -----------    ------------    --------------------------   -------------------------
Stephen M. Greenberg                                  0                0          479,999/595,001              $134,400/82,600
Jeffrey Skelton                                       0                0          184,758/153,892              $ 48,175/22,090
Bruce Shoulson                                        0                0           87,499/187,501              $ 21,000/30,000
Dominick Tolli                                        0                0          156,561/293,439              $ 29,837/12,163
Glenn Williams                                        0                0            80,154/66,946              $  19,173/5,445
Howard S. Balter                                723,500       $3,610,265                      0/0                          0/0
Ilan Slasky                                     232,000       $1,178,880                 68,000/0              $     256,360/0

---------------
(1) Options are considered "in-the-money," if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the common stock subject to the options (the closing price of Net2Phone's common stock on July 31, 2002, as reported on the Nasdaq National Market, was $3.78 per share) and the exercise price of the options.

                              Repricing of Options

   Report on Repricing of Options. Our board of directors believes that hiring and retaining talented, well-qualified employees is central to implementing our business plan. The board is also committed to the concept as employees as owners. In furtherance of these goals, the Board of Directors implemented a stock option exchange program which was completed in June 2002. This program entitled option holders holding options with exercise prices over $3.50 per share to tender their options to us by March 4, 2002, and if they continued to be employed by us, receive replacement options on June 1, 2002.

   The replacement options had exercise prices ranging from $3.50 to $7.00 per share. Each replacement option has a term of 10 years from the date of grant of the original option, and generally vests over a four year period in accordance with the original option.

Ten Year Option Repricings

   The following table sets forth information concerning the stock option exchange program, including (i) the name of each Named Executive who participated in the exchange program, (ii) the date of the repricing, (iii) the number of securities underlying replacement options, (iv) the price per share of the underlying security at the time of the repricing, (v) the original price of the canceled option, (vi) the new exercise price of the replacement option, and (vii) the length of time remaining before the original option would have expired.


                                                                                                                         Length of
                                                                                                                         original
                                                                   Market price                                         option term
                                                  Securities       of stock at         Exercise                        remaining at
                                                  underlying         time of         price at time     New exercise       date of
               Name                   Date     options repriced   repricing ($)    of repricing ($)    price ($) (1)     repricing
 ---------------------------------   ------    ----------------   -------------    ----------------    -------------   ------------
Steve Greenberg ..................   6/1/02         10,000            $5.36             $59.12             $3.50          3/29/10
                                     6/1/02        525,000            $5.36             $26.88             $3.50          7/30/10
                                     6/1/02        140,000            $5.36             $ 6.87             $3.50         12/21/10
                                     6/1/02        100,000            $5.36             $10.21             $3.50          2/22/11

Jeff Skelton .....................   6/1/02         18,400            $5.36             $15.00             $3.50          7/27/09
                                     6/1/02         10,000            $5.36             $25.00             $3.50          5/23/10
                                     6/1/02        125,000            $5.36             $25.00             $3.50          8/07/10
                                     6/1/02         25,000            $5.36             $16.75             $3.50         10/29/10
                                     6/1/02         40,000            $5.36             $ 6.87             $3.50         12/21/10

Bruce Shoulson ...................   6/1/02        150,000            $5.36             $ 7.87             $3.50          1/07/11

Dominick Tolli ...................   6/1/02         45,000            $5.36             $42.25             $3.50          2/01/10
                                     6/1/02         40,000            $5.36             $ 6.87             $3.50         12/21/10
                                     6/1/02         15,000            $5.36             $25.00             $3.50          5/23/10
                                     6/1/02         50,000            $5.36             $16.75             $3.50         10/29/10

Glenn Williams ...................   6/1/02         35,750            $5.36             $15.00             $3.50          7/27/09
                                     6/1/02         40,000            $5.36             $25.00             $3.50          8/07/10
                                     6/1/02         10,000            $5.36             $ 6.87             $3.50         12/21/10

---------------
(1) The exercise price per share of the replacement options was set pursuant to the terms of the stock option exchange program approved by the Board of Directors.


                                James Mellor
                                Jesse King
                                Michael Weiss

                                As Members of the Compensation Committee

             Employment, Severance and Change of Control Agreements

   Messrs. Greenberg, Shoulson and Williams Employment Agreements. On July 31, 2000, we entered into an employment agreement with Mr. Greenberg. On January 8, 2001 and March 1, 2001, we entered into Employment Agreements with Bruce Shoulson and Glenn Williams, respectively. Each of these employment agreements are for a period of three years, but may be renewed for successive one year terms.

   In addition to information found elsewhere in this proxy statement, each employment agreement provides for an annual base salary, an annual bonus, participation in our benefits plans and certain other fringe benefits. The following table shows the annual base salary, minimum annual bonus, stock option grants and awards of restricted stock for each of the executives as set forth in their respective agreements.


                                                                                     Minimum              Stock          Restricted
Executive                                                   Base Salary (1)       Annual Bonus       Option Grant (2)   Stock Award
 --------------------------------------------------------   ---------------    ------------------    ----------------   -----------
Stephen M. Greenberg ....................................       $300,000       25% of Base Salary        525,000           50,000(3)
Bruce Shoulson ..........................................       $250,000       25% of Base Salary        150,000(4)            --
Glenn Williams ..........................................       $175,000       25% of Base Salary             --               --

---------------
(1) Each executive's base salary is reviewed at least annually for consideration of appropriate merit-based increases.

(2) Each executive's options vest as follows: one-third on the first anniversary of the grant date and the remaining portion vests on a pro rata basis on the last day of each month for the twenty-four months following the first anniversary of the grant date.
(3) These shares of restricted stock were fully vested on the date of grant.
(4) We have guaranteed that the value of Mr. Shoulson's 150,000 options will be at least $1.6 million on January 7, 2004. To the extent the value of such options is less than $1.6 million, we will pay Mr. Shoulson the difference in cash.

   The employment agreement for each of Messrs. Greenberg, Shoulson and Williams provides that if, during the period of the agreement, we terminate the employee's employment without "cause," or the employee terminates his employment for "good reason," which may include a change of control, the employee is entitled to (1) receive for two years following termination his then current base salary payable in accordance with general payroll practices,
(2) receive for two years following termination his then current annual bonus payable in accordance with the plan in place immediately prior to his termination, (3) a lump-sum cash payment equal to the sum of his earned but unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed calendar year and any unreimbursed business expenses or other amounts due, (4) a lump-sum cash payment equal to a pro rata portion of his annual bonus for any partial calendar year of service through the date of termination, (5) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and (6) immediate vesting of all his outstanding unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   Mr. Greenberg's employment agreement provides that, to help defray the tax expense of the 50,000 shares of restricted stock granted to Mr. Greenberg pursuant to the Agreement, we would loan Mr. Greenberg an amount necessary to pay such taxes. Therefore, in December 2000, we loaned Mr. Greenberg $600,000, with a term of three years and an interest rate equal to 6.1%. Repayment of the loan will be accelerated if Mr. Greenberg sells any of his 50,000 shares of restricted stock or upon the termination of his employment agreement.

   Mr. Tolli's Employment Agreement and Separation Provisions. In September 2001, we entered in to an employment agreement with Mr. Tolli. Mr. Tolli will be terminating his employment with us in December 2002. Pursuant to the employment agreement, Mr. Tolli will receive one year's compensation and bonus following his termination payable over a 12-month period. In addition, Mr. Tolli will receive (1) a lump-sum cash payment equal to a pro rata portion of his annual bonus for any partial calendar year of service through the date of termination, (2) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and
(3) immediate vesting of all his outstanding unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   Messrs. Balter and Slasky Separation Agreements. In October 2001, Howard Balter resigned as our Chief Executive Officer. Pursuant to an agreement between Mr. Balter and Net2Phone, Mr. Balter waived various rights under his employment agreement, entered into a 30 month restrictive non-compete covenant and agreed to provide consulting services for a 15 month period, all in exchange for the settlement of various loans from Net2Phone (described below) and the guarantee of continued benefits from Net2Phone for a similar period. In addition, Mr. Balter's options were repriced at the conclusion of the first three months of the consultancy period. Mr. Balter waived all rights to assert any claims against Net2Phone and ADIR Technologies, Inc., our majority owned subsidiary, relating to his employment agreement with Net2Phone. The aggregate principal amount of Mr. Balter's borrowing from Net2Phone and ADIR was $4.4 million. In addition, Net2Phone had guaranteed the repayment of a bank loan to Mr. Balter in the principal sum of $5.0 million. Net2Phone repaid the bank loan and forgave $2 million of the other indebtedness after the completion of the first three months of Mr. Balter's consulting arrangement and agreed to forgive the balance after the completion of the entire consulting period.

   In January 2002, Ilan Slasky tendered his resignation as our Chief Financial Officer. Mr. Slasky's resignation became effective upon his successor's assumption of the responsibility in March 2002. Pursuant to an agreement between Mr. Slasky and Net2Phone, Mr. Slasky waived various rights under his employment agreement, entered into a 2 year restrictive non-compete covenant and agreed to provide consulting services for a 4 year period, all in exchange for settlement of various loans from Net2Phone (described below) and the guarantee of continued benefits from Net2Phone for a similar period. In addition, Mr. Slasky's options were repriced on January 31, 2002. Mr. Slasky waived all of his rights under his employment agreement with Net2Phone. The aggregate principal sum of Mr. Slasky's borrowings from Net2Phone was $1.5 million. Net2Phone agreed to forgive the loans in four equal installments upon the completion of each of the four years of his consulting arrangement. In addition, in connection with the termination of his employment, Mr. Slasky sold 500 shares of ADIR stock to IDT Corporation. IDT then transferred the ADIR shares to us for 273,798 shares of Net2Phone common stock valued at $1.4 million or $5.20 per share, the closing price of the stock on January 24, 2002. Under certain circumstances, Net2Phone is required to guarantee to IDT that the shares still owned by it on January 31, 2007 will have a market value of at least $5.20 per share on that date.

         Report of the Compensation Committee on Executive Compensation

   The following is the report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Net2Phone filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

   The Compensation Committee of the Board of Directors, comprised of directors who are not employees or former employees of Net2Phone, has furnished the following report on executive compensation for fiscal 2002.

                Net2Phone, Inc. Report of Compensation Committee

What is Net2Phone's philosophy of executive officer compensation?

   The compensation program for executive officers of Net2Phone is based upon three key elements:

   o base salary,

   o annual bonus, and

   o stock options.

   The Compensation Committee believes that this three-pronged approach best serves the interests of the Company and its stockholders by enabling the Company to attract and retain qualified executives in the competitive market environment in which the Company does business and, further, provides a compensation framework that advances both the short- and long-term interests of the Company and its stockholders.

   Each element of the executive compensation program has a somewhat different purpose. The base salary component is designed to attract, motivate and retain highly qualified executives by compensating them for their performance. The annual bonus component is designed to reward executives for individual and Company performance. The stock option component is designed to provide long-term incentives for executives to perform. The Committee believes that this mix of short- and long-term compensation components provides a balanced approach that enables Net2Phone to attract and retain qualified executives, rewards such executives for their individual and collective contribution to the success of the Company, and ensures that the incentives of the executives are aligned with the best interests of its stockholders.

   The fiscal year 2002 compensation for executives of the Company, including the Chief Executive Officer, was based upon this compensation framework, taking into account the terms of the executive's employment agreement with the Company, if any, the level of responsibility, performance, current salary, prior bonuses and other compensation awards, if any, in addition to the market for executive talent, Net2Phone's overall performance, and Net2Phone's future objectives and challenges.

How do we determine base salary?

   Base salaries are initially set when an executive joins the Company or is promoted from within the Company based upon the executive's position and responsibilities to the Company. Base salaries are designed to attract and retain highly qualified executives taking into account the executive's performance during the past year, future responsibilities, and market conditions for qualified executives.

How are annual bonuses determined?

   Bonuses are typically based upon the executive's performance and the overall performance of the Company during a given year.

How is compensation used to focus management on long-term value creation?

   In April 1999, Net2Phone adopted the Net2Phone, Inc. 1999 Stock Option and Incentive Plan (the "Plan") to provide employees with long-term incentives by giving them an opportunity to obtain equity stakes in the Company. The Plan is administered by the Compensation Committee.

   Stock options awarded under the Plan typically vest over a period of up to four years and are designed to reward employees only if the value of the stock of the Company rises. Further, the Plan is designed to retain employees in that the ability of an employee to exercise options previously granted and vested is conditioned upon continued employment with the Company or its affiliated entities as provided for in the Plan. Unexercised options are typically forfeited if the employee leaves the Company or its affiliated entities prior to the time such options vest or, if vested upon termination, if the employee fails to exercise such options prior to the end of a stated period of time following termination.

   In making option grants, the Compensation Committee or Board considers the employee's position, performance and responsibilities to the Company, his or her role in helping Net2Phone achieve its goals, previous grants made to the employee and other employees of the Company and, from time to time, considers grants made to employees of other companies in the markets in which Net2Phone competes for qualified employees.

   In January 2002, the Company implemented a stock option exchange program ("Exchange Program"), which was completed in June 2002. The Exchange Program entitled option holders holding options with exercise prices over $3.50 per share to tender their options to the Company by March 4, 2002, and, subject to continued employment with the Company or an affiliated company as provided for in the Plan, receive replacement options on June 1, 2002. The replacement options had exercise prices ranging from $3.50 to $7.00 per share. Each replacement option has a term of 10 years from the date of grant of the original option, and generally vest over periods of up to four years. The Compensation Committee approved the Exchange Program because it is committed to the concept of employees as owners, including executive officers. In light of the stock market's volatility, especially for telecommunications and internet companies' stocks, the Committee believed it was necessary and appropriate to offer the Exchange Program to keep employees incentivized and to advance its philosophy of employee ownership.

Do executives receive any other benefits?

    Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Net2Phone.

How is Net2Phone's Chief Executive Officer compensated?

   Stephen Greenberg's compensation for the fiscal year ending July 31, 2002, was largely based upon the terms of his employment agreement with the Company and the broad framework discussed above for executive officers in general. His fiscal 2002 compensation includes a base salary, bonus, and stock option components, however, Mr. Greenberg waived his right to a cash bonus for the fiscal year.

How is Net2Phone addressing Internal Revenue Code limits on deductibility of compensation?

   Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In fiscal 2002, Net2Phone did not pay compensation to any executive that was subject to Section 162(m).


                                James Mellor
                                Michael Weiss
                                Jesse King

                                As Members of the Compensation Committee

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the Audit Committee with respect to Net2Phone's audited financial statements for the year ended July 31, 2002. This report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing of Net2Phone under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this report by reference therein.

   In the performance of our oversight function, we reviewed and discussed with management the Net2Phone audited financial statements for the fiscal year ended July 31, 2002. Also, we reviewed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and acceptability of Net2Phone's accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with Audit Committees. We have also received and reviewed the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and have discussed with Ernst & Young LLP matters relating to its independence, including the fees for non-audit services provided by Ernst & Young, LLP.

   We discussed with Ernst & Young LLP the overall scope and plans of their audits. We met with Ernst & Young LLP, as Net2Phone's independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

   Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2002, for filing with the SEC.


                                James R. Mellor
                                Michael Weiss
                                Harry C. McPherson, Jr.

                                As Members of the Audit Committee

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of:

     -    our common stock,
     -    the Standard & Poor's Small Cap 600 Stock Index, and
     -    the Nasdaq Telecommunications Index,

from August 2, 1999 (the date of our initial pubic offering) through July 31, 2002 (the end of our fiscal year).

   The graph assumes that $100 was invested on August 2, 1999 in our common stock and in each of the comparison indices, and assumes that all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                              [PERFORMANCE GRAPH]

                                           Cumulative Total Return
                                 --------------------------------------------
                                    8/2/99     7/31/00    7/31/01     7/31/02



NET2PHONE, INC.                     100.00     179.17      27.73       25.20
S & P SMALLCAP 600                  100.00     112.57     126.09      110.42
NASDAQ TELECOMMUNICATIONS           100.00     102.31      44.21       16.07

   INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of our outstanding capital stock as of November 5, 2002, by:

   o each person who is the beneficial owner of more than 5% of any class of our capital stock;

   o each of our directors;

   o our chief executive officer and four other highest paid executive officers; and

   o our directors and executive officers as a group.

   The following table also sets forth information with respect to the beneficial ownership of capital stock of Adir Technologies, Inc., our majority owned subsidiary, as of November 5, 2002, by:

   o each person who is the beneficial owner of more than 5% of any class of our capital stock;

   o each of our directors;

   o our chief executive officer and four other highest paid executive officers; and

   o our directors and executive officers as a group.

   Except as otherwise indicated, all of the shares indicated in the table are shares of common stock.

                                                        Net2Phone Shares    Percent of Capital    Adir Shares
                                                          Beneficially           Stock of         Beneficially   Percent of Capital
                       Holders                                Owned            Net2Phone (1)       Owned (2)      Stock of Adir (3)
  ---------------------------------------------------   ----------------    ------------------    ------------   ------------------
NTOP Holdings, L.L.C. and affiliated persons and
  entities (4)(5)....................................      28,896,750              48.54%               --                --
 400 North Stephanie Street, Suite 235
  Henderson, Nevada 89014
Liberty Media Corporation (4)(6) ....................      28,896,750              48.54%               --                --
 12300 Liberty Blvd.
  Englewood, Colorado 80112
Howard Jonas (7) ....................................      29,170,548              49.00%            4,000              3.12%
 c/o IDT Corporation
  520 Broad Street
  Hackensack, New Jersey 07102
James A. Courter (8) ................................      29,251,852              49.14%            4,000              3.12%
 c/o IDT Corporation
  520 Broad Street
  Hackensack, New Jersey 07102
Yahoo Inc. (4)(9) ...................................       2,523,387               4.24%               --                --
 3420 Central Expressway
  Santa Clara, California 95051
Bank of America Corporation .........................       2,005,000               3.37%               --                --
 and affiliated entities (4)(10)
  100 North Tryon Street
  Charlotte, NC 28255
Strong Capital Management, Inc. .....................       1,650,235               2.77%               --                --
 and Richard S. Strong (4)(11)
  100 Heritage Reserve
  Menomonee Falls, WI 53051
Howard S. Balter.....................................       1,530,057(12)           2.57%               --                --
Stephen M. Greenberg ................................         639,917(13)           1.06%              346(14)             *
Ilan S. Slasky.......................................         302,830(15)              *                --                --
Jeffrey Skelton .....................................         236,743(16)              *               140(17)             *
Bruce Shoulson ......................................         108,333(18)              *                57(18)             *
Dominick Tolli  .....................................         170,728(18)              *                70(17)             *
Glenn Williams ......................................          88,210(18)              *                70(17)             *
Michael Fischberger .................................         109,680(19)              *                --                --
Harry C. McPherson, Jr. .............................          50,000(18)              *                --                --


                                                        Net2Phone Shares    Percent of Capital    Adir Shares
                                                          Beneficially           Stock of         Beneficially   Percent of Capital
                       Holders                                Owned            Net2Phone (1)       Owned (2)      Stock of Adir (3)
  ---------------------------------------------------   ----------------    ------------------    ------------   ------------------
James R. Mellor .....................................          50,000(18)              *                --                 --
Daniel H. Schulman ..................................          35,333(18)              *                --                 --
Jesse P. King .......................................          20,000(18)              *                --                 --
Anthony G. Werner ...................................          10,000(18)              *                --                 --
Michael J. Weiss ....................................          10,000(18)              *                --                 --
Joyce J. Mason ......................................          50,600(20)              *                --                 --
Stephen R. Brown ....................................          85,180(21)              *                --                 --
Stephen Goldsmith ...................................          10,000(18)              *                --                 --
Executive Officers and Directors as a group
  (19 persons) ......................................      31,307,309(22)          50.93%            4,755(23)          3.68%

---------------
*   Less than one percent.
(1) All percentage calculations assume that all shares of our Class A common stock have been converted into shares of our common stock.
(2) The shares of Adir set forth in this table, except for the shares deemed to be beneficially owned by
     Messrs. Jonas and Courter through his relationship with IDT Corporation, are subject to vesting, forfeiture and other restrictions on transferability. The restricted shares vest as follows: 25% on September 8, 2001 and the remaining portion on a pro rata basis on the last day of each month for the thirty-six months following September 8, 2001. The options vest as follows: 25% on the first year anniversary of the date of grant and the remaining portion on a pro rata basis monthly for the following 36 months.
(3) All percentage calculations for Adir assume that all shares of Series A, A-1 and B Convertible Preferred Stock have been converted into shares of common stock on a one-to-one basis.
(4) We have relied, without further investigation, on information filed by the reporting person with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We make no representation as to the accuracy or completeness of the information reported.
(5) Based on a Schedule 13D/A dated October 25, 2001, filed by NTOP Holdings, L.L.C. and affiliated persons and entities. According to the Schedule 13D/A, NTOP Holdings L.L.C. ("NTOP") beneficially owns 28,896,750 shares of our Class A common stock, consisting of 9,996,750 shares of Class A common stock directly beneficially owned and 18,900,000 shares of Class A common stock indirectly beneficially owned through IT Stock, LLC ("IT Stock"). NTOP is the sole member of IT Stock and owns all of its outstanding membership interests. IDT Domestic-Union, LLC, IDT Investments Inc., IDT Nevada Holdings, Inc., IDT Domestic Telecom, Inc., IDT Telecom, Inc., IDT Corporation, Howard S. Jonas, ITelTech, LLC and AT&T Corp. do not directly beneficially own any shares of our Class A common stock, but each may be deemed to be the indirect beneficial owner of 28,896,750 shares of our Class A common stock. By virtue of his ownership of shares of IDT Corporation, Mr. Jonas (1) has the power to control the election of directors to IDT Corporation's board of directors, which may be deemed to have the power to direct the vote of the 28,896,750 shares of our Class A common stock owned by NTOP and IT Stock and (2) may be deemed to share with ITelTech, LLC and Liberty Media Corporation the power to dispose of the 28,896,750 shares of our Class A common stock owned by NTOP and IT Stock. By virtue of its ownership of all the outstanding shares of ITelTech, LLC, AT&T Corp. may be deemed to share with IDT Domestic-Union, LLC, IDT Investments and Liberty Media Corporation the power to dispose of the 28,896,750 shares of our Class A common stock owned by NTOP and IT Stock.
(6) Based on a Schedule 13D dated November 8, 2001, filed by Liberty Media Corporation. Represents 28,896,750 shares of Class A common stock held by NTOP Holdings, L.L.P., of which an indirect subsidiary of Liberty Media is a member.
(7) Howard S. Jonas, our Chairman of the Board, is also Chairman of the Board of IDT Corporation, Chairman of IDT Telecom, Inc., a director of IDT Domestic Telecom, Inc. and controls over 50% of the voting power of IDT Corporation. As a result, Mr. Jonas may be deemed to be the beneficial owner of (i) the shares of our capital stock beneficially owned by NTOP Holdings, L.L.C, (ii) shares of Series A-1 Convertible Preferred Stock of our majority owned subsidiary, Adir Technologies, Inc., owned by IDT Corporation, and (iii) 273,798 shares of our common stock beneficially owned by IDT Corporation.

(8) James A. Courter, one of our directors, is President and a director of IDT Corporation. As a result, Mr. Courter may be deemed to be the beneficial owner of (i) the shares of our capital stock beneficially owned by NTOP Holdings, L.L.C., (ii) shares of Series A-1 Convertible Preferred Stock of our majority owned subsidiary, Adir Technologies, Inc., owned by IDT Corporation and (iii) 273,798 shares of our common stock beneficially owned by IDT Corporation. Also includes 26,584 shares of our common stock held of record and 54,720 shares of our common stock issuable upon exercise of presently exercisable stock options.
(9) Based on a Schedule 13G dated February 14, 2002 filed by Yahoo! Inc. Includes 1,271,784 shares of common stock subject to warrants which will only become exercisable upon the satisfaction of certain performance criteria by Yahoo! Yahoo! has sole voting and disposition power with respect to all such shares.
(10) Based on a Schedule 13G filed on January 15, 2002 by Bank of American Corporation and affiliated entities. According to the Schedule 13G, Bank of America Corporation has shared voting and dispositive power with respect to 2,005,000 shares of our common stock, NB Holdings Corporation has shared voting and dispositive power with respect to 1,005,000 shares of common stock, Bank of America, N.A. has sole voting and sole dispositive power with respect to 1,000,000 shares of our common stock, NMS Services, Inc. has shared voting and dispositive power with respect to 1,000,000 shares of our common stock, and NationsBanc Montgomery Holdings Corporation has shared voting and dispositive power with respect to 5,000 shares of our common stock and Bank of America Securities LLC has sole voting and dispositive power with respect to 5,000 shares of our common stock.
(11) Based on a Schedule 13G filed on February 14, 2002 by Strong Capital Management, Inc. and Richard S. Strong. According to the Schedule 13 G, Strong Capital Management, Inc. and Richard S. Strong have shared voting and dispositive power with respect to 1,650,235 shares of our common stock.
(12) Beneficial ownership based solely on information provided to us by Mr. Balter upon his resignation on October 23, 2002. Includes 20,000 shares of common stock held of record by the David Greenblatt 1999 Trust, for which Mr. Balter is trustee.
(13) Includes 587,917 shares that may be acquired currently or within 60 days through the exercise of stock options, 50,000 shares of fully vested restricted common stock and 2,000 shares of common stock beneficially owned by Mr. Greenberg.
(14) Includes 208 shares that may be acquired currently or within 60 days through the exercise of Adir stock options and 250 shares of restricted common stock beneficially owned by Mr. Greenberg. Does not include any shares of Adir Technologies, Inc. capital stock beneficially owned by Net2Phone.
(15) Beneficial ownership based solely on information provided to us by Mr. Slasky upon his resignation on April 30, 2002. Includes 68,000 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.
(16) Includes 215,593 shares that may be acquired currently or within 60 days through the exercise of stock options and 21,500 shares of common stock beneficially owned by Mr. Skelton.
(17) All of these shares are shares of restricted common stock of Adir that are currently vested or will vest within 60 days.
(18) All of these shares are shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.
(19) Includes 84,000 shares issuable upon exercise of presently exercisable stock options.
(20) Includes 36,600 shares issuable upon exercise of presently exercisable stock options.
(21) Includes 54,000 shares issuable upon exercise of presently exercisable stock options.
(22) Includes 28,896,750 shares of Class A common stock held by NTOP Holdings, L.L.C. and 273,798 shares of our common stock beneficially owned by IDT Corporation, all of which may be deemed to be beneficially owned by Messrs. Jonas and Courter. Also includes an aggregate of 1,942,767 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.
(23) Includes 4,000 shares of common stock of Adir which may be deemed to be beneficially owned by Messrs. Jonas and Courter. Also includes an aggregate of 265 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options and an aggregate of 490 shares of restricted common stock that are currently vested or will become vested within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock (each, a "Reporting Person"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all
Section 16(a) filing requirements applicable to our Reporting Persons were complied with except the following: (1) Howard Jonas and James Courter each filed a Form 5 to report a delinquent Form 4 transaction and (2) Dr. Michael Weiss and Dominick Tolli each filed a Form 5 to report their initial holdings that were not timely reported on Form 3.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Our Relationship with IDT Corporation

   We continue to maintain significant business relationships with IDT Corporation and its affiliates. Our companies' headquarters are located in the same building in Newark, New Jersey. Our Chairman of the Board, Howard Jonas, is also Chairman of the Board of IDT, and four other members of our thirteen member board of directors are employees and/or directors of IDT. We also have the following material business relationships with IDT:

   o IDT is our largest carrier customer, and an affiliate of IDT, Union Telecard Alliance, is our largest pre-paid disposable calling card customer.

   o We are a customer of IDT, using its network for some of our long distance traffic.

   o Our Newark, New Jersey headquarters, as well as our facilities in Hackensack and Piscataway, New Jersey, are leased from IDT.

   o We lease equipment storage space for some of our networking hardware from IDT locations in New Jersey and London, and occasionally at other IDT locations around the world.

   o On occasion, we have aggregated equipment, long distance minutes and other services purchases with IDT.

   o We have entered into, and may continue to enter into, joint ventures and other investments with IDT that we believe to be mutually beneficial. For example, in April 2002, we formed Enterprise Communication Solutions, LLC, a Delaware limited liability company, with an affiliate of IDT to develop and offer voice communications services, data services and software systems based on VoIP technology to large U.S. corporate customers. The business plan for this company is still being developed.

   o On occasion, we provide outsourced services to IDT, and IDT provides outsourced services to us.

   We net the amounts due to or from IDT related to the above referenced relationships. On July 31, 2002, IDT owed us $0.7 million. The average balance we owed IDT during the year ended July 31, 2002 was $6.8 million.

   In fiscal 2002, we provided carrier services to IDT of $12.5 million and sold disposable calling cards to IDT affiliates totaling $17.3 million. In fiscal 2002, services provided by IDT and its affiliates accounted for 31% of our revenue. In fiscal 2002, we purchased wholesale carrier services from IDT of $24.5 million. Carrier charges paid to IDT represented 39.5% of our service revenue costs in fiscal 2002.

   We have entered into leases for the use of our Newark, Hackensack and Piscataway facilities with corporations that are owned and/or controlled by Howard S. Jonas, our director and Chairman of the Board and a director and executive officer of IDT. Additionally, Mr. Jonas, together with a number of entities formed for the benefit of charities and members of his family, owns shares of IDT's capital stock that enable him to vote more than 50% of IDT's capital stock. As a result, he may be deemed to be the beneficial owner of the shares of Net2Phone capital stock beneficially owned by IDT. The Newark sublease from IDT for 520 Broad Street expires on May 31, 2010, with a monthly rent of $131,925. The Hackensack lease for 294 State Street expires on February 28, 2003 with a monthly rent of $5,600. We have also entered into a sublease with IDT for our Piscataway facility, which is leased by IDT from a corporation owned and controlled by Mr. Jonas. The Piscataway sublease is a month to month lease, with monthly rent of $19,800. In fiscal 2002, we paid IDT $4.1 million in facilities lease payments.

NTOP Holdings, L.L.C. and Our Relationship with Liberty Media Corporation

   In October 2001, IDT, Liberty Media Corporation and AT&T formed NTOP Holdings, L.L.C., which through a series of transactions among AT&T, IDT and Liberty Media, now beneficially owns an aggregate of 28,896,750 shares of our Class A common stock representing approximately 50% of our outstanding capital stock and approximately 65% of our stockholder vote. IDT controls the right to vote the shares of our Class A common stock held by the LLC in most matters, and is the managing member of the LLC.

   In June 2001, we entered into a Binding Memorandum of Understanding with Liberty Media, which provided Liberty Media with a license for our VoIP and other proprietary technology. As a result of the October 2001 restructuring, and the restructuring of our relationship with Liberty Media and IDT with respect to our broadband initiative, the Memorandum of Understanding no longer reflected our anticipated business relationship with Liberty Media. Accordingly, we terminated the Memorandum of Understanding in May 2002, including the license granted to Liberty Media and the right to receive the future payments provided for therein, and instead began working closely with Liberty Media to develop the business model for offering a fully outsourced telephony solution to Liberty Media cable operators. To that end, we entered into an agreement with Liberty Cablevision of Puerto Rico, an affiliate of Liberty Media, in June 2002 to begin a pilot of such a service, which is ongoing.

Officer Loans

   In April 2002, we loaned the sum of $3.6 million to Stephen M. Greenberg, our Chief Executive Officer in light of Mr. Greenberg's current compensation package, his agreement to waive his cash bonus in fiscal 2002 and his past and future value to Net2Phone. The loan bears interest at a market rate and principal and interest are due on April 9, 2005. The loan is non-recourse to Mr. Greenberg and is secured by options to purchase 300,000 shares of our common stock granted to Mr. Greenberg in April 2002. Under certain circumstances, the Board of Directors may request Mr. Greenberg to exercise sufficient options and sell sufficient stock to pay the unpaid balance of the loan. In addition, the Board may request that Mr. Greenberg not sell the stock which will result in the unpaid loan and interest balance being reduced based upon a formula set forth in the loan agreement. On the maturity date, to the extent the Company has not been previously paid from the sale of option stock, Mr. Greenberg will have to return to us all or a portion of the unexercised options and/or shares of unsold common stock and his unpaid loan and accrued interest balance will be reduced based upon a formula set forth in the loan agreement. Any remaining balance will be forgiven.

   Pursuant to Mr. Greenberg's employment agreement, we loaned the sum of $600,000 to Mr. Greenberg in April 2000 to help defray the tax expense of the 50,000 shares of restricted stock granted to Mr. Greenberg pursuant to his employment agreement. The loan bears interest at a rate of 6.1% and principal and interest are due in July 2003. Repayment will be accelerated if Mr. Greenberg sells any of the 50,000 shares of restricted stock granted pursuant to his employment agreement or upon the termination of that agreement.

   In January 2002, Ilan Slasky tendered his resignation as our Chief Financial Officer. Pursuant to an agreement between Mr. Slasky and us, Mr. Slasky waived various rights under his employment agreement, entered into a 2 year restrictive non-compete covenant and agreed to provide consulting services for a 4 year period, all in exchange for settlement of various loans from us and the guarantee of continued benefits for a similar period. The aggregate principal sum of Mr. Slasky's borrowings from us was $1.5 million. We agreed to forgive the loans in four equal installments upon the completion of each of the four years of his consulting arrangement. In connection with the termination of his employment, Mr. Slasky sold 500 shares of Adir stock to IDT Corporation. IDT then transferred the Adir shares to us for 273,798 shares of our common stock valued at $1.4 million or $5.20 per share, the closing price of the stock on January 24, 2002. Under certain circumstances, we are required to guarantee to IDT that the shares still owned by it on January 31, 2007 will have a market value of at least $5.20 per share on that date.

   During his years of service to Net2Phone, the Company loaned Mr. Balter an aggregate principal amount of $4.4 million. In addition, Net2Phone guaranteed the repayment of a bank loan to Mr. Balter in the principal sum of $5.0 million. Net2Phone repaid the bank loan and forgave $2 million of the other indebtedness after the completion of the first three months of Mr. Balter's consulting arrangement and agreed to forgive the balance after the completion of the entire consulting period.

   In September 2000, Howard Balter, Stephen Greenberg, Ilan Slasky, Jeffrey Skelton, Dominick Tolli, Jonathan Reich and Glenn Williams, each an executive officer of Net2Phone during fiscal 2002, each purchased shares of restricted common stock of Adir Technologies, Inc., a majority-owned subsidiary of Net2Phone, in consideration for notes payable to Adir in the amount of $163,966, $43,748, $87,495, $43,748, $21,874, $21,874 and $21,874,
respectively. Each note is partial recourse, secured by the shares of Adir common stock purchased by each officer and bears an interest rate of 6.33% per annum.

Transactions with Directors

   Net2Phone retained Verner Liipfert Bernhard McPherson & Hand, a law firm to which director Harry McPherson is a partner, to perform certain legal services during fiscal year 2002. None of the fees paid from Net2Phone to Verner Liipfert for services were in excess of 5% of the firm's gross revenues during fiscal 2002.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

   Stockholder proposals for our 2003 Annual Meeting of Stockholders must be received at our principal executive offices by July 21, 2003, to be considered for inclusion in our proxy materials relating to such meeting.

   Stockholders may nominate directors or bring other business before the stockholders at the 2002 Annual Meeting of Stockholders by notifying our Secretary in writing at our principal executive offices not later than October 7, 2003. Please note that this relates only to the matters you wish to bring before your fellow stockholders at the annual meeting. This is separate from the Securities and Exchange Commission's requirements to have your proposal included in our proxy statement.


   We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with applicable requirements.

                                 OTHER MATTERS

   As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

                                NET2PHONE, INC.




                                /s/ Glenn J. Williams
                                -----------------------------------------------
                                Glenn J. Williams
                                Secretary and Executive Vice President
                                of Legal and Business Affairs

November 18, 2002

                                                                     Appendix A

                                NET2PHONE, INC.
                            AUDIT COMMITTEE CHARTER
                         (as amended October 28, 2002)

   The Audit Committee is a committee of the Board of Directors of Net2Phone, Inc. All members of the Audit Committee shall be independent Directors (as defined by the National Association of Securities Dealers listing standards. The Audit Committee shall be chaired by an independent Director appointed by the Board.

   The function of the Audit Committee shall be to provide for effective oversight of the financial reporting process, the business risk process and adequacy of internal controls, relationships with external and internal auditors, financial compliance issues, and to exercise the following powers and duties with respect to the following matters involving Net2Phone, Inc. and, unless otherwise specified, any of its direct or indirect subsidiaries (together, the "Corporation"):

     1. Review and approval of the Corporation's annual financial statements, annual reports, registration statements, and material amendments to any of them, as filed with the U.S. Securities and Exchange Commission, and recommendations to the Board regarding the Board's execution of them;

     2. Such review of the annual financial statements, annual reports and registration statements, if any, of the Corporation's direct or indirect subsidiaries as in the Audit Committee's judgment is appropriate in order to fulfill its responsibilities;

     3. Review of the Corporation's programs for compliance with applicable financial disclosure requirements;

     4. Review and pre-approval of all auditing services provided to the Corporation by the Corporation's independent public accountants;

     5. Review and pre-approval of all non-audit services, if any, provided by the Corporation's independent public accountants and related fees, considering the possible effect they would have on the independence of such accountants;

     6. Recommendations to the Board regarding the engagement of independent public accountants;

     7. Review of the Corporation's processes to maintain an adequate system of internal controls;

     8. Direction and supervision of investigations into matters within the scope of the Audit Committee's duties;

     9. Recommendation to the Board regarding any proposal received from any stockholder concerning any of the foregoing matters which the stockholder proposes to present for action by the Corporation's stockholders; and

     10. Such other duties and responsibilities as may be assigned to the Audit Committee by the Board.

   In carrying out these responsibilities, the Audit Committee shall have full access to the independent public accountants, the general counsel, any of the Corporation's non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings as in its judgment it deems appropriate. Similarly, the Corporation's independent public accountants, general counsel and executive and financial management will have full access to the Audit Committee and to the Board and each is responsible for bringing before this Audit Committee or its Chair in a timely manner any matter he or she feels appropriate to the discharge of the Audit Committee's responsibilities.

PROXY                            Net2Phone, Inc.                          PROXY
                Annual Meeting of Stockholders, December 19, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Net2Phone, Inc., hereby appoints Stephen M. Greenberg and Bruce Shoulson, or either one of them acting singly, with full power of substitution in each of them, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Net2Phone, Inc. to be held on December 19, 2002, and any postponement or adjournment thereof, and to vote all shares of Net2Phone, Inc. common stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any postponement or adjournment thereof.

         PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

1. Election of the following nominees as directors: James A. Courter, Daniel H. Schulman, Jesse P. King, Michael J. Weiss and Stephen Goldsmith.

For all nominees      Withhold for all nominees        Withhold for the
                                                       following only (write the
                                                       names of the nominee(s)
                                                       in the space below):

     [ ]                      [ ]                      ------------------------

2.       Ratification of selection of Ernst & Young LLP as Independent Auditors.

                   FOR  [  ]      AGAINST  [  ]      ABSTAIN   [  ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.


(Signature should be exactly as name or names shown on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title. If stockholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.)

Date_________________________, 2002      ________________________________
                                         Signature(s)

I plan to attend the meeting:            ________________________________
Yes [  ]    No   [  ]                    Print Name(s)

    This proxy will be voted FOR all nominees and FOR approval of proposal 2 unless otherwise indicated, and in the discretion of the proxies on all matters properly brought before the meeting.